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                                                                  Exhibit 99.D-2


                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION


Public Service Company of     )                          Docket No. EC02-___-000
  New Mexico



               APPLICATION OF PUBLIC SERVICE COMPANY OF NEW MEXICO
                         FOR APPROVAL OF ACQUISITION OF
                            JURISDICTIONAL FACILITIES



                  Pursuant to Section 203 of the Federal Power Act ("FPA"), 16 U.S.C. Section 824b (1994), and Part 33 of the Regulations of the Federal Energy Regulatory Commission ("FERC" or "Commission"), 18 C.F.R. Part 33
(2001), Public Service Company of New Mexico ("PNM") hereby requests Commission approval for the reacquisition by PNM of legal title to a portion of the Eastern Interconnection Project ("EIP"), a 216 mile, 345 kV transmission line and related facilities interconnecting PNM's transmission facilities with those of Southwestern Public Service Company ("SPS"). In 1985, at the time of the construction of the EIP by PNM, PNM entered into sale and lease-back transactions with Emerson Leasing Ventures, Inc. ("Emerson") and General Foods Credit Corporation ("GF"). PNM has operated the EIP facilities as lessee under leases with a trustee, which holds legal title on behalf of Emerson and GF, since the date of commercial operation of the facilities in 1985. PNM now seeks to reacquire title to a portion of these transmission facilities and to terminate the lease relating to that portion of the facilities in accordance with its terms through a transaction fully described in Exhibit H (the "Proposed Transaction"). For the reasons set forth below, PNM requests that the Commission find the Proposed Transaction to be consistent with the public interest. Because the Proposed Transaction will not involve any consolidation of separate companies and does not involve a merger of any new facilities with those already operated by PNM, PNM requests a shortened notice

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period of less than 60 days to enable the Commission to issue an order by
March 12, 2002 so that the Proposed Transaction can be consummated in accordance with the terms agreed upon by the owner/lessor and PNM. Moreover, prompt approval is required in order for PNM to engage in this beneficial transaction, which will not be available to PNM after the proposed closing date.

I.       INTRODUCTION AND OVERVIEW OF TRANSACTION

                  The present application requests approval, to the extent required, for a reacquisition by PNM of legal title to a portion of the EIP facilities and the termination of the lease for that portion of the facilities. The EIP consists of a 216 mile, 345 kV transmission line between PNM's bulk power switching station north of Bernalillo, New Mexico and a high voltage DC converter station, called the Blackwater Station, located in the Clovis-Portales area of eastern New Mexico, plus associated switching equipment and the Blackwater Station D.C. converter facilities. The EIP was constructed in 1984-1985 to interconnect PNM's transmission system to that of SPS. Prior to commercial operation of the EIP in 1985, PNM entered into leveraged lease financing of the EIP. PNM sold the EIP to certain institutional investors, Emerson and GF (the "Owner Participants"),(1) which formed two separate trusts with The First National Bank of Boston (the "Owner Trustee")(2) for the purpose of holding title to each of their undivided interests in the EIP. The Owner Trustee thereafter entered into two 30 year lease agreements with PNM wherein PNM makes two semiannual payments that cover the debt service on the amount borrowed to finance the Owner Participants' purchase of the EIP from


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(1)      Emerson acquired a 60 percent interest in the EIP and GF acquired the remaining 40 percent interest. DCC Project Finance Two, Inc. ("DPFT") is the successor in interest to Emerson.

(2) State Street Bank and Trust Company subsequently has replaced The First National Bank of Boston as the Owner Trustee.


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PNM and an equity return to the Owner Participants.(3) These sale and lease-back transactions were approved by the Commission in PUBLIC SERVICE COMPANY OF NEW MEXICO, 29 FERC Paragraph 61,387 (1984).

                  As part of the approval of the sale and lease-back transactions, the Commission found that neither the Owner Participants nor the Owner Trustee would constitute "public utilities," as defined in section 201(e) of the FPA as a consequence of holding title to the EIP because they would not operate or have a voice in the operation of the EIP and are not entities in the business of producing, selling or transmitting electric power. 29 FERC at 61,825-26.

                  Since 1985, PNM has operated the EIP and treated the EIP as part of its integrated transmission system. However, the 60 percent ownership interest formerly held by Emerson was acquired by and is now held by DPFT and DPFT's parent now desires to sell its ownership interests in the EIP to PNM. As applied to DPFT's portion of the EIP, after acquisition of DPFT, PNM will exercise its EBO and terminate the lease.

II.      APPLICATION FOR APPROVAL OF ACQUISITION OF FACILITIES

                  Section 203 of the FPA and part 33.1 of the Commission's regulations require that an application for approval be made to the Commission before a public utility may "merge or consolidate, directly or indirectly, facilities subject to Commission jurisdiction with those of any other person, if such facilities are of a value in excess of $50,000, including the acquisition of electric facilities used for the transmission or sale at wholesale of electric energy in interstate commerce which,


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(3)      As part of the lease transaction, PNM retained an option to renew the lease at 50 percent of the original rent as well as an option to purchase the EIP at its fair market value at the end of the original lease or any renewal period. In addition, the lease permitted PNM, with two years' notice, to exercise an Early Buyout Option ("EBO") after thirty semiannual payments have been made under the lease. PNM intends to exercise this EBO pursuant to the terms of the DPFT lease. After PNM has acquired all of the outstanding shares of DPFT in the Proposed Transaction, PNM also intends to shorten the notice period for consummation of the EBO to as little as two days. The Commission determined that the lease between PNM and the Owner Trustee was not jurisdictional because neither the Owner Participants nor the Owner Trustee were public utilities. PUBLIC SERVICE COMPANY OF NEW MEXICO, 29 FERC
Paragraph 61,387 (1984).


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except for ownership, would be subject to the Commission's jurisdiction." 18
C.F.R. Section 33.1(a) (2001). As stated in Part I, PNM has operated the facilities concerned as part of its integrated transmission system since 1985 under the lease agreement, and thus there will be no effective change of control over the facilities concerned as a result of the Proposed Transaction. However, the reacquisition of legal title to the EIP may constitute an "acquisition of electric facilities used for the transmission . . . of electric energy in interstate commerce, which except for ownership, would be subject to the Commission's jurisdiction." Id. Further, upon termination of the lease applied to the portion of the EIP held by DPFT, two different legal estates in the assets will be merged. The EIP facilities are valued at more than $50,000, and thus fall within the size requirement of section 203. Accordingly, to the extent required by the Commission's regulations and statutory requirements of the FPA, PNM requests Commission approval for the Proposed Transaction.

III. INFORMATION REQUIRED BY 18 C.F.R. PART 33 JUSTIFYING THE PROPOSED REORGANIZATION

                  A. INFORMATION REQUIRED BY SECTION 33.2 OF THE COMMISSION'S REGULATIONS

                      1. THE EXACT BUSINESS NAMES AND ADDRESSES OF PRINCIPAL BUSINESS OFFICES. (18 C.F.R. SECTION 33.2(a))

                  The exact name and principal business address of the applicant is:

                      Public Service Company of New Mexico
                      Alvarado Square -- MS-0920
                      Albuquerque, NM 87158

                      2. PERSONS AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS. (18 C.F.R. SECTION 33.2(b))

                  Notices and communications in respect to this application may be sent to:


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For PNM:                                      Counsel:

Mr. Roger D. Eklund                           John T. Stough, Jr.
Public Service Company of New Mexico          Geo. F. Hobday, Jr.
Alvarado Square (MS-0920)                     Hogan & Hartson LLP
Albuquerque, New Mexico 87158                 555 Thirteenth Street, N.W.
Telephone: (505) 241-2808                     Washington, D.C. 20004
Facsimile: (505) 241-2386                     Telephone: (202) 637-5765
E-mail: reklund@pnm.com                       Facsimile: (202) 637-5910
                                              E-mail: jtstough@hhlaw.com

                      3.   DESCRIPTION OF THE APPLICANT. (18 C.F.R. SECTION
                           33.2(c))

                  See Exhibits A through F attached hereto. The Proposed Transaction will not affect the corporate structure of PNM or any affiliate of PNM. Neither DPFT nor its parent is a public utility. Accordingly, PNM requests waiver of the requirement in section 33.2(c)(3) of the Commission's Regulations to submit organizational charts showing the applicant's current and proposed post-transaction corporate structures. Because the authorization sought by this application relates to a single discrete transmission facility, PNM requests waiver of that part of Section 33.2(c)(4) of the regulations requiring a description of joint ventures, strategic alliances, tolling arrangements, or other business arrangements as specified for Exhibit D.

                      4. DESCRIPTION OF JURISDICTIONAL FACILITIES OWNED, OPERATED, OR CONTROLLED BY THE APPLICANT, ITS PARENT COMPANIES, SUBSIDIARIES, AFFILIATES, AND ASSOCIATE COMPANIES. (18 C.F.R. SECTION 33.2(d))

                  See Exhibit G attached hereto.

                      5. NARRATIVE DESCRIPTION OF THE PROPOSED TRANSACTION FOR WHICH COMMISSION AUTHORIZATION IS REQUESTED. (18 C.F.R. SECTION 33.2(e))

                  See Exhibit H attached hereto.


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                      6.   ALL CONTRACTS RELATED TO THE PROPOSED TRANSACTION
                           TOGETHER WITH COPIES OF ALL OTHER WRITTEN INSTRUMENTS ENTERED INTO OR PROPOSED TO BE ENTERED INTO BY THE PARTIES TO THE TRANSACTION. (18 C.F.R. SECTION 33.2(f))

                  See Exhibit I attached hereto. Certain of the contracts contained in Exhibit I are not in final form and are therefore not executed. PNM represents, however, that to the best of its knowledge, the final agreements will reflect the terms and conditions contained in the draft agreements in all material respects.

                      7. STATEMENT EXPLAINING THE FACTS RELIED UPON TO DEMONSTRATE THAT THE PROPOSED TRANSACTION IS CONSISTENT WITH THE PUBLIC INTEREST. (18 C.F.R.
                           SECTION 33.2(g))

                 Section 203 requires the Commission to approve the disposition of jurisdictional facilities if the disposition is "consistent with the public interest." In its MERGER POLICY STATEMENT,(4) the Commission established a three-part test for evaluating whether a proposed merger or acquisition is consistent with the public interest. This test subsequently has been used to measure the public interest in other dispositions of jurisdictional assets as well. Under this test, the Commission examines the effects of the transaction on competition, on wholesale rates, and on the effectiveness of regulation by state and federal agencies.

                  Under the Commission's test, PNM submits that the Proposed Transaction is consistent with the public interest. The proposed change in the ownership of the EIP and associated equipment presents no market power or other competitive concerns. Because PNM already leases these facilities and exercises complete control over their operation, the change in title will not result in any change in market power. No generation market share is affected as a result of the transfer. A generation market power analysis is unduly burdensome and


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(4)      Inquiry Concerning the Commission's Merger Policy Under the Federal
Power Act, Order No. 592, III FERC Stats. & Regs. [Regs. Preambles] Paragraph 31,044 (1996), order on reconsideration, 79 FERC Paragraph 61,321 (1997) ("Merger Policy Statement").

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unnecessary where as here there is no generation associated with a transfer of title to transmission facilities.

                  In addition, as a result of the Proposed Transaction there will be no effect on potential transmission market power that PNM could exercise. The EIP will continue to be used in the same way both before and after the Proposed Transaction, with the only change being transfer of legal title to a portion of the facilities to a lessee that already operates and controls the facilities concerned and the termination of the lease with respect to the transferred portion. All of the facilities, before and after the Proposed Transaction, will be subject to PNM's open access transmission tariff ("OATT") or the OATT of a regional transmission organization ("RTO") to which PNM in the future may transfer operational control.

                  The transfer of ownership will not affect adversely the rates paid by PNM's transmission service customers or PNM's retail customers that purchase electricity at rates subject to the jurisdiction of the NMPRC. The cost of leasing these facilities already is included in PNM's transmission rates, which were established as part of a settlement agreement that occurred prior to the transfer of these facilities. PNM's transmission rates will not change as a result of the Proposed Transaction, and in any event, would change only in a rate case or in a proceeding relating to an RTO where the Commission would have jurisdiction.(5)

                  The transfer of control will not impair effective regulation because PNM will continue to be subject to the jurisdiction of the Commission after the


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(5)      As discussed in Exhibit J attached hereto, in order to assure there is no adverse impact to ratepayers or PNM's owners, PNM proposes to calculate revenue requirements for its 60% ownership interest of EIP in any future rate case at FERC or before the NMPRC based upon imputing costs that PNM would have incurred under the lease had PNM not completed the Proposed Transaction. That is, PNM will impute the costs that would have been incurred under the lease in its cost of service calculation and will not include the capital cost associated with the 60% ownership interest in EIP. As shown in Exhibit J, the net present value of the revenue requirements under ownership is slightly higher than under the lease. Because revenue requirements associated with the cost of ownership is higher than lease costs in the early years (until 2011) and lower than lease costs in later years, PNM is requesting assurance from the NMPRC that PNM will be permitted to use this method over the remaining life of the assets, so that customers do not receive the benefit of lower lease costs in the early years, and lower capital costs in later years. By the same token, investors would not be required to forego recovery of ownership costs when they were higher than lease costs, but recover only the lower costs of ownership after the cross-over point.


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transfer of ownership in the same manner as it was before the transfer of ownership. In addition, there will be no effect on state commission regulation of PNM.

                      8.   MAP OF APPLICANT'S PROPERTY. (18 C.F.R. SECTION
                      33.2(h))

                  See Exhibit K attached hereto.

                      9. IDENTIFICATION OF OTHER REGULATORY APPROVALS NECESSARY AND RELATED ORDERS. (18 C.F.R. SECTION 33.2(i))

                  See Exhibit L attached hereto.

                  B. INFORMATION REQUIRED BY SECTIONS 33.3 AND 33.4 OF THE COMMISSION'S REGULATIONS. (18 C.F.R. SECTIONS 33.3 AND 33.4)

                  The instant application involves legal title to a portion of certain limited transmission facilities and the termination of a lease covering that portion of those facilities. No generating facilities of previously unaffiliated entities are being combined in a single entity as a result of the Proposed Transaction. Moreover, the Proposed Transaction does not involve a single corporate entity obtaining control over one or more merging entities that provide inputs to electricity production. The present application does not raise horizontal or vertical market power issues. Thus, the requirements of Sections 33.3 and 33.4 are inapplicable.

                  C.  PROPOSED ACCOUNTING ENTRIES. (18 C.F.R. SECTION 33.5)

                  PNM is and will continue to be required to maintain its books in accordance with the Commission's Uniform System of Accounts. PNM completed a similar transaction involving leased facilities in September 1992, wherein PNM purchased Burnham Leasing Corporation's equity interests in Palo Verde Nuclear Generating Station Units 1 and 2, of which PNM was the lessee. PNM submitted the specific journal entries associated with that transaction to FERC by letter dated February 24, 1993. PNM received a reply letter dated July 23, 1993, from the (then) FERC Chief Accountant accepting PNM's proposed journal entries in FERC

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Docket No. AC93-68-000. PNM proposes to use the same basic accounting methodology as was utilized in Docket No. AC93-68-000 for the Proposed Transaction, but has in addition included the accounting steps necessary to exercise the early buy out of the lease and the respective removal of this portion of the debt from PNM's books and records. PNM has included the proposed accounting entries for the Proposed Transaction in Exhibit M attached hereto.

                  D.  FORM OF NOTICE. (18 C.F.R. SECTION 33.6)

                  Attached hereto is a form of notice suitable for publication in the Federal Register and a copy of the notice on 3.5" diskette.

                  E.  VERIFICATION

                  A Verification signed by Terry R. Horn, Vice President and Treasurer of PNM is attached hereto.



















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IV.      CONCLUSION

                  WHEREFORE, PNM respectfully requests that the Commission approve PNM's proposed acquisition of ownership in the EIP by March 12, 2002.



                                          Respectfully submitted,




                                          /s/ John T. Stough, Jr.
                                          -----------------------
                                          John T. Stough, Jr.
                                          Attorney for
                                          Public Service Company of New Mexico


Dated:  January 22, 2002













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                                  VERIFICATION


STATE OF NEW MEXICO                   )
                                      ) SS.
COUNTY OF Bernalillo                  )



         Terry R. Horn, being duly sworn on oath, deposes and says that he is the Vice President and Treasurer of Public Service Company of New Mexico, that he has read the foregoing Application and attached Exhibits and knows the contents thereof, and that the same are true and correct to the best of his knowledge, information and belief.


         Dated this 18TH day of January, 2002.




                                         Terry R. Horn
                                         -------------
                                         Terry R. Horn
                                         Vice President and Treasurer
                                         Public Service Company of New Mexico


         IN WITNESS whereof, I have hereunto set my hand and official seal the day and year last above written.




                                         /s/ Cindy C. Pennington
                                         -----------------------
                                                   Notary Public



My commission expires:

June 1, 2002



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